BRT APARTMENTS CORP. REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Great Neck, New York – March 12, 2024 – BRT APARTMENTS CORP. (NYSE: BRT), a real estate investment trust that owns, operates, and, to a lesser extent, holds interests in joint ventures that own multi-family properties, today reported results for the fourth quarter and year ended December 31, 2023.

Highlights
•Reported results for the fourth quarter of 2023 of net loss of $1.7 million, or $(0.11) per diluted share, Funds from Operations, or FFO, of $0.34 per diluted share and Adjusted Funds from Operations, or AFFO, of $0.38 per diluted share.
•Reported results for 2023 of net income of $3.9 million, or $0.16 per diluted share, FFO of $1.19 per diluted share and AFFO of $1.52 per diluted share.
•Equity in earnings of unconsolidated joint ventures was $588,000 in the fourth quarter of 2023 and $2.3 million for 2023.
•Combined Portfolio NOI increased 6.4% for the fourth quarter and increased 2.0% for 2023 compared to the prior-year periods.
•Repurchased 206,105 shares during the fourth quarter at a weighted average price of $17.53, bringing the total shares repurchased in 2023 to 779,423 at a weighted average price of $18.47.
•In February 2023, the Company closed a $21.2 million loan secured by Silvana Oaks in North Charleston, SC and used the proceeds to fully repay its outstanding borrowings on the credit facility.
•In May 2023, the unconsolidated joint venture that owns Chatham Court and Reflections in Dallas, TX in which the Company had a 50% interest, completed the sale of the asset. The sale generated net proceeds to BRT of approximately $19.4 million and an IRR of 22% over a seven-year hold. BRT’s share of the gain from this sale was $14.7 million, and its share of the related early extinguishment of debt charge was $212,000.
•The interest rate on the credit facility was reduced as a result of an amendment affected in August 2023, which converted the interest rate index from the Prime rate to 30-day term SOFR plus 250 basis points and increased the interest rate floor to 6.0%.
•Declared a dividend of $0.25 per share for the first quarter of 2024.

See the reconciliations provided later in this release of FFO, AFFO and Combined Portfolio NOI, to net income, as calculated in accordance with GAAP, and the definitions of such terms under "Non-GAAP Financial Measures and Definitions."

Fourth Quarter Key Themes and Commentary
•Combined Portfolio NOI, net loss, FFO and AFFO results were in line with the Company’s previously issued full year 2023 guidance and commentary provided with its third quarter 2023 results.
•Performance at the two properties that have weighed on Combined Portfolio NOI throughout 2023 (Verandas at Alamo Ranch in San Antonio, TX and Bell’s Bluff in Nashville, TN) showed improvement during the quarter.
•The pace of share repurchases accelerated during the quarter to bring the total shares repurchased for the year to a total of 779,423 shares repurchased for an investment of $14.4 million. To date in the first quarter of 2024, the Company has repurchased 123,061 shares at a weighted average price of $18.43, leaving $7.3 million remaining under its share repurchase authorization.

Fourth Quarter Financial and Operating Results
•Net loss attributable to common stockholders for the quarter ended December 31, 2023 was $1.7 million, or $(0.11) per diluted share, compared to net loss attributable to common stockholders of $4.2 million, or $0.22 per diluted share, for the corresponding 2022 quarter.
•FFO was $6.3 million, or $0.34 per diluted share, in the current quarter, compared to $7.6 million, or $0.40 per diluted share, in the corresponding 2022 quarter, primarily due to our portion of an insurance recovery of $1.5 million from an unconsolidated joint venture.
•AFFO was $7.1 million, or $0.38 per diluted share, in the current quarter, compared to AFFO of $7.0 million, or $0.37 per diluted share, in the corresponding 2022 quarter.
•Equity in earnings of unconsolidated joint ventures for the current quarter was $588,000 compared to $580,000 in the corresponding quarter of the prior year.
•Combined Portfolio NOI in the current quarter increased by 6.4% to $16.0 million, primarily due to increased rental rates and expenses recorded in the prior-year quarter related to the December 2022 blizzard.
•Diluted per share net income, FFO and AFFO during the quarter ended December 31, 2023 reflect the approximate 378,000 decrease in weighted average shares of common stock outstanding, primarily due to the 779,423 shares of common stock repurchased during 2023, partially offset by stock issuances pursuant to the Company’s at-the-market offering, equity incentive and dividend reinvestment programs during 2022 and 2023.
•For the Combined Portfolio, recurring capital expenditures were $1.4 million for the fourth quarter. Including $578,000 of replacement costs included in real estate operating expenditures, the total investment equates to approximately $2.0 million, or $255 per unit. Non-recurring capital expenditures totaled $1.0 million during the quarter.
•For the Combined Portfolio, average occupancy was 93.4% in the fourth quarter compared to 94.7% in the same period a year ago. Average monthly rents in the fourth quarter increased 4.2% in the fourth quarter compared with the same period a year ago.
•For leases signed during the fourth quarter in the Combined Portfolio, the Company experienced a 3.9% increase on renewal leases, a 2.5 % decrease on new leases and a 1.1% increase on a blended basis compared with the prior lease. The rent-to-income ratio for all new leases signed in the fourth quarter is 24%. For leases signed during the two months ended February 29, 2024, the Company experienced a 2.9% increase on renewals, a 3.3% decrease on new leases and a 0.1% increase on a blended basis compared with the prior lease.

Full Year 2023 Financial and Operating Results
•Net income attributable to common stockholders for the year ended December 31, 2023 was $3.9 million, or $0.16 per diluted share, compared to net income attributable to common stockholders of $50.0 million, or $2.66 per diluted share, for the corresponding 2022 quarter. The current and prior-year periods included BRT’s $14.7 million (or $0.61 per diluted share) and $64.5 million (or $3.43 per diluted share), respectively, of gains from the sales of property owned by unconsolidated subsidiaries.
•FFO was $22.6 million, or $1.19 per diluted share, in 2023, compared to $23.2 million, or $1.24 per diluted share, in 2022 quarter.
•AFFO was $28.9 million, or $1.52 per diluted share, in 2023, compared to AFFO of $28.4 million, or $1.52 per diluted share, in 2022 quarter.
•Equity in earnings of unconsolidated joint ventures for 2023 was $2.3 million compared to $1.9 million in 2022.
•Combined Portfolio NOI in 2023 increased by 2.0% to $62.0 million, primarily due to increased rental rates partially offset by higher insurance expenses. The Company estimates that if the two properties noted above were excluded, Combined Portfolio NOI would have increased by 3.9%.
•Diluted per share net income, FFO and AFFO during 2023 reflect the share repurchase and stock issuance activity noted above.
•For the Combined Portfolio, recurring capital expenditures were $5.4 million for 2023. Including $305,000 of replacement costs included in real estate operating expenditures, the total investment equates to approximately $5.7 million, or $742 per unit. Non-recurring capital expenditures totaled $5.1 million in 2023.

Debt Metrics and Liquidity
At December 31, 2023, BRT’s available liquidity was approximately $83.5 million, comprised of $23.5 million of cash and cash equivalents and $60.0 million available under its credit facility. At December 31, 2023, BRT’s consolidated and unconsolidated mortgage debt had a weighted average interest rate of 4.02% and a weighted average remaining term to maturity of 6.8 years.

At March 1, 2024, BRT’s available liquidity was approximately $81.2 million, including $21.2 million of cash and cash equivalents and up to $60.0 million available under its credit facility. At March 1, 2024, the interest rate on the facility was 7.82%.

First Quarter 2024 Dividend
The Board of Directors declared a quarterly dividend on the Company’s common stock of $0.25 per share. The dividend is payable on April 4, 2024, to stockholders of record at the close of business on March 27, 2024.

Full Year 2024 Outlook
In lieu of specific guidance ranges for net income, FFO and AFFO for the year ending December 31, 2024, BRT has provided an outlook and assumptions for its operations, potential transaction activity and capital markets activity. The Company anticipates the following:

•The operational environment in BRT’s Combined Portfolio is expected to be consistent with other Sunbelt-focused operators with new supply muting new and renewal lease rent growth until at least the second half of 2024 as the new supply is absorbed.
•BRT intends to emphasize stable average occupancy within the portfolio until it can achieve a lift in rental rates.

•Controllable expense growth is expected to grow modestly compared to 2023 and non-controllable expenses, particularly insurance, are expected to moderate somewhat compared to 2023.
•BRT’s balance sheet has no debt maturities until the third quarter of 2025, improved pricing and full availability on its credit facility and ample liquidity to deploy.
•The recently completed 240-unit Stono Oaks development in Johns Island, SC, of which BRT owns a 17.45% interest, is in lease up and is anticipated to lead to a drag on earnings from equity in unconsolidated joint ventures as the Company begins recognizing depreciation and interest expense associated with the development.
•A more favorable transaction environment in the second half of 2024 with smaller, private operators experiencing capital, ownership and/or refinancing challenges. The Company remains patient on asset growth in the near term but is cautiously optimistic that it may find new opportunities to deploy its available liquidity for rescue capital situations and/or asset acquisitions in late 2024 and into 2025.
•Long-term, the Company believes the Sunbelt offers compelling advantages due to the predominance of pro-business states, along with better population and job growth from migration patterns and business investment.
•With new supply growth expected to moderate in Sunbelt markets in 2025 and 2026, the Company expects a disciplined capital allocation strategy, a focus on stabilizing occupancy in a challenging leasing environment during 2024 and a pipeline of new investment opportunities to translate from a bridge year in 2024 to better growth in 2025 and 2026.

Conference Call and Webcast Information
The Company will host a conference call and webcast to review its results with investors and other interested parties at 9:00 a.m. ET on Wednesday, March 13, 2024. To participate in the conference call, callers from the United States and Canada should dial 1-888-349-0092, and international callers should dial 1-412-902-4235, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab.

A replay of the conference call will be available after 12:00 p.m. ET on Wednesday, March 13, 2024 through 11:59 p.m. ET on Wednesday, March 27, 2024. To access the replay, listeners may use 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 10184915.

Supplemental Financial Information
In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s investor relations website under the caption “Financials – Quarterly Results.” When available, the Company will post a transcript of its quarterly earnings call to the Quarterly Results page.

Non-GAAP Financial Measures
BRT discloses FFO, AFFO, NOI and Combined Portfolio NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt, straight-line rent accruals, restricted stock and RSU compensation expense, fair value adjustment of mortgage debt, gain on insurance recovery, insurance recovery from casualty loss and deferred mortgage and debt costs (including, in each case as applicable, from its share of its unconsolidated joint ventures). Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in earnings (loss) of unconsolidated joint ventures and equity in earnings from the sale of unconsolidated joint venture, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate, (3) insurance recovery of casualty loss, and (4) gain on insurance recoveries related to casualty loss.

BRT defines “Combined Portfolio” as the consolidated same store properties, the unconsolidated same store properties presented on a pro rata share basis, and the other multifamily properties that BRT currently owns presented at 100% ownership for all periods presented. The Combined Portfolio includes 28 properties totaling 7,707 units for the fourth quarter ended December 31, 2023.

BRT defines “blended rate” as the average of the percentage change in effective rent of lease renewals and new leases on a combined basis.

The pro rata share reflects BRT’s percentage equity interest in the applicable subsidiary. BRT uses pro rata share to help provide a better understanding of the impact of its unconsolidated joint ventures on its operations. However, the use of pro rata information has limitations. Among other things, as a result of the allocation/distribution provisions of the agreements governing the unconsolidated joint ventures, BRT’s share of the gain/loss with respect to such venture may be different than (and generally less than that) implied by its percentage equity interest therein. Further, the use of pro rata share is not representative of its operations and accounts as presented in accordance with GAAP.

The accounts and results for remaining properties in which the partner interest was purchased by BRT had previously been reflected in our unconsolidated results for the entirety of the periods being presented. As a result, in order to help ensure the comparability of our Combined Portfolio NOI for the periods presented, we are including 100% of the NOI of these properties for the periods prior to their acquisition of the partners’ interests.

BRT believes that FFO, AFFO, NOI and Combined Portfolio NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO, AFFO and NOI to be useful in evaluating property acquisitions and dispositions. BRT views Combined Portfolio NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions, dispositions or partner buyouts during the periods.

FFO, AFFO, NOI and Combined Portfolio NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO, NOI and Combined Portfolio NOI should not be considered to be an alternative to net income as a reliable measure of BRT’s operating performance; nor should FFO, AFFO, NOI and Combined Portfolio NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. Further, because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

Forward Looking Information
BRT considers some of the information set forth herein to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding expected operating performance and results, property acquisition and disposition activity, joint venture activity, development and value add activity and other capital expenditures, and capital raising and financing activity, as well as revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “opportunity,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which are in some cases are beyond our control, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved, and investors are cautioned not to place undue reliance on such information.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements: inability to generate sufficient cash flows due to unfavorable economic and market conditions (e.g., inflation, volatile interest rates and the possibility of a recession), changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws or other factors; adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions and dispositions on favorable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns; general and local real estate conditions, including any changes in the value of our real estate; decreasing rental rates or increasing vacancy rates; challenges in acquiring properties (including challenges in buying properties directly without the participation of joint venture partners and the limited number of multi-family property acquisition opportunities available to us), which acquisitions may not be completed or may not produce the cash flows or income expected; the competitive environment in which we operate, including competition that could adversely affect our ability to acquire properties and/or limit our ability to lease apartments or increase or maintain rental rates; exposure to risks inherent in investments in a single industry and sector; the concentration of our multi-family properties in the Southeastern United States and Texas, which makes us more susceptible to adverse developments in those markets; increases in expenses over which we have limited control, such as real estate taxes, insurance costs and utilities, due to inflation and other factors; impairment in the value of real estate we own; failure of property managers to properly manage properties; disagreements with, or misconduct by, joint venture partners; inability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures, due to, among other things, the level and volatility of interest or capital market conditions; extreme weather and natural disasters such as hurricanes, tornadoes and floods; lack of or insufficient amounts of insurance to cover, among other things, losses from catastrophes; risks associated with acquiring value-add multi-family properties, which involves greater risks than more conservative approaches; the condition of Fannie Mae or Freddie Mac, which could adversely impact us; changes in Federal, state and local governmental laws and regulations, including laws and regulations relating to taxes and real estate and related investments; our failure to comply with laws, including those requiring access to our properties by disabled persons, which could result in substantial costs; board determinations as to timing and payment of dividends, if any, and our ability or willingness to pay future dividends; our ability to satisfy the complex rules required to maintain our qualification as a REIT for federal income tax purposes; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us; our dependence on information systems and risks associated with breaches of such systems; disease outbreaks and other public health events, and measures that are taken by federal, state, and local governmental authorities in response to such outbreaks and events; impact of climate change on our properties or operations; risks associated with the stock ownership restrictions of the Internal Revenue Code of 1986, as amended (the "Code") for REITs and the stock ownership limit imposed by our charter; and the other factors described in the reports we file with the SEC, including those set forth in our Annual Report on Form 10-K under the captions "Item 1. Business," "Item 1A. Risk Factors," and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations".

BRT undertakes no obligation to update or revise the information herein, whether as a result of new information, future events or circumstances, or otherwise.

Additional Information
BRT is a real estate investment trust that owns, operates and, to a lesser extent, holds interests in joint ventures that own multi-family properties. As of December 31, 2023, BRT owns or has interests in 28 multi-family properties with 7,707 units in 11 states. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Interested parties are urged to review the Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2023, and the supplemental disclosures regarding the quarter and full year on the investor relations section of the Company’s website at: https://brtapartments.com/investor-relations. The Form 10-K can also be linked through the “Investor Relations” section of BRT’s website.

Contact:

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone: (516) 466-3100
Email: investors@BRTapartments.com
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2023	December 31, 2022
ASSETS
Real estate properties, net of accumulated depreciation	$635,836	$651,603
Investment in unconsolidated joint ventures	34,242	42,576
Cash and cash equivalents	23,512	20,281
Restricted cash	632	872
Other assets	15,741	17,284
Real estate property held for sale	—	—
Total Assets	$709,963	$732,616

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$422,427	$403,792
Junior subordinated notes, net of deferred costs	37,143	37,123
Credit facility	—	19,000
Accounts payable and accrued liabilities	21,948	22,631
Total Liabilities	481,518	482,546

Total BRT Apartments Corp. stockholders’ equity	228,460	250,088
Non-controlling interests	(15)	(18)
Total Equity	228,445	250,070
Total Liabilities and Equity	$709,963	$732,616

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Twelve months Ended December 31,
	2023	2022	2023	2022
Revenues:
Rental and other revenue	$23,365	$22,711	$93,069	$70,515
Other income	143	—	548	12
Total revenues	23,508	22,711	93,617	70,527
Expenses:
Real estate operating expenses	10,256	10,262	41,821	30,558
Interest expense	5,584	5,520	22,161	15,514
General and administrative	3,513	3,815	15,433	14,654
Depreciation	6,389	8,031	28,484	24,812
Total expenses	25,742	27,628	107,899	85,538
Total revenues less total expenses	(2,234)	(4,917)	(14,282)	(15,011)
Equity in earnings of unconsolidated joint ventures	588	580	2,293	1,895
Equity in earnings from sale of unconsolidated joint venture properties	—	—	14,744	64,531
Gain on sale of real estate	—	—	604	6
Casualty loss	(323)	(850)	(323)	(850)
Insurance recovery of casualty loss	317	850	793	850
Gain on insurance recovery	—	—	240	62
Loss on extinguishment of debt	—	—	—	(563)
(Loss) income from continuing operations	(1,652)	(4,337)	4,069	50,920
Provision for taxes	49	(155)	54	821
Net (loss) income from continuing operations, net of taxes	(1,701)	(4,182)	4,015	50,099
Income attributable to non-controlling interests	(36)	(37)	(142)	(144)
Net (loss) income attributable to common stockholders	$(1,737)	$(4,219)	$3,873	$49,955

Per share amounts attributable to common stockholders:
Basic	$(0.11)	$(0.22)	$0.16	$2.67
Diluted	$(0.11)	$(0.22)	$0.16	$2.66

Funds from operations - Note 1	$6,278	$7,594	$22,608	23,234
Funds from operations per common share - diluted - Note 2	$0.34	$0.40	$1.19	$1.24

Adjusted funds from operations - Note 1	$7,117	$6,994	$28,864	$28,350
Adjusted funds from operations per common share - diluted -Note 2	$0.38	$0.37	$1.52	$1.52

Weighted average number of common shares outstanding:
Basic	17,608,708	18,004,715	17,918,270	17,793,035
Diluted	17,608,708	18,004,715	17,948,276	17,852,951

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2023	2022	2023	2022
Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) income attributable to common stockholders	$(1,737)	$(4,219)	$3,873	$49,955
Add: depreciation of properties	6,389	8,031	28,484	24,812
Add: our share of depreciation in unconsolidated joint venture properties	1,307	1,443	5,292	10,677
Add: our share of impairment charge in unconsolidated joint venture properties	—	1,493	—	1,493
Add: casualty loss	323	850	323	850
Deduct: gain on sales of real estate and partnership interests	—	—	(604)	(6)
Deduct: our share of earnings in earnings from sale of unconsolidated joint venture properties	—	—	(14,744)	(64,531)
Adjustment for non-controlling interests	(4)	(4)	(16)	(16)
NAREIT Funds from operations attributable to common stockholders	6,278	7,594	22,608	23,234
Adjust for: straight-line rent accruals	25	6	93	24
Add: loss on extinguishment of debt	—	—	—	563
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	—	—	212	1,880
Add: amortization of restricted stock and RSU expense	692	1,304	4,768	4,487
Add: amortization of deferred mortgage and debt costs	273	240	1,072	628
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	26	28	106	227
Add: amortization of fair value adjustment for mortgage debt	150	166	613	148
Less: insurance recovery of casualty loss	(323)	(850)	(323)	(850)
Less: our share of insurance recovery from unconsolidated joint ventures	—	(1,493)	—	(1,493)
Less: gain on insurance recovery	—	—	(240)	(62)
Less: our share of gain on insurance proceeds from unconsolidated joint venture properties	—	—	(30)	(432)
Adjustment for non-controlling interests	(4)	(1)	(15)	(4)
Adjusted funds from operations attributable to common shareholders	$7,117	$6,994	$28,864	$28,350

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2023	2022	2023	2022
Note 2:
Funds from operations per share is summarized in the following table:
Net income attributable to common stockholders	$(0.09)	$(0.22)	$0.20	$2.66
Add: depreciation of properties	0.34	0.42	1.50	1.33
Add: our share of depreciation from unconsolidated joint venture properties	0.07	0.08	0.28	0.57
Add: impairment charge - our share of unconsolidated joint ventures	—	0.08	—	0.08
Add: casualty loss	0.02	0.04	0.02	0.05
Deduct: gain on sales of real estate and partnership interest	—	—	(0.03)	—
Deduct: our share of earnings from sale of unconsolidated joint venture properties	—	—	(0.78)	(3.45)
Adjustment for non-controlling interests	—	—	—	—
NAREIT Funds from operations per common share - diluted	0.34	0.40	1.19	1.24
Adjustments for straight line rent accruals	—	—	—	—
Add: loss on extinguishment of debt	—	—	—	0.03
Add: our share of loss on extinguishment of debt from unconsolidated joint ventures	—	—	0.01	0.10
Add: amortization of restricted stock and RSU expense	0.04	0.07	0.25	0.25
Add: amortization of deferred mortgage and debt costs	0.01	0.01	0.06	0.03
Add: our share of amortization of deferred mortgage and debt costs from unconsolidated ventures	—	0.01	0.01	0.01
Add: amortization of fair value adjustment for mortgage debt	0.01	0.01	0.03	0.01
Less: insurance recovery of casualty loss	(0.02)	(0.04)	(0.02)	(0.05)
Deduct: our share of insurance recovery from unconsolidated joint ventures	—	(0.08)	—	(0.08)
Deduct: gain on insurance recovery	—	—	(0.01)	—
Deduct: our share of gain on insurance proceeds from unconsolidated joint ventures	—	—	—	(0.02)
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per common share - diluted	$0.38	$0.37	$1.52	$1.52

Diluted shares outstanding for FFO and AFFO	18,560,985	18,938,807	18,931,026	18,782,695

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS TO NOI
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2023	2022	2023	2022
GAAP Net income attributable to common stockholders	$(1,737)	$(4,219)	$3,873	$49,955
Less: Other Income	(143)	—	(548)	(12)
Add: Interest expense	5,584	5,520	22,161	15,514
General and administrative	3,513	3,815	15,433	14,654
Depreciation	6,389	8,031	28,484	24,812
Provision for taxes	49	(155)	54	821
Less: Gain on sale of real estate	—	—	(604)	(6)
Add: Loss on extinguishment of debt	—	—	—	563
Equity in (earnings) loss of unconsolidated joint venture properties	(588)	(580)	(2293)	(1,895)
Casualty loss	323	850	323	850
Less: Equity in earnings from sale of unconsolidated joint venture properties	—	—	(14,744)	(64,531)
Insurance recovery of casualty loss	(317)	(850)	(793)	(850)
Gain on insurance recovery	—	—	(240)	(62)
Add: Net income attributable to non-controlling interests	36	37	142	144
Net Operating Income	$13,109	$12,449	$51,248	$39,957

Less: Non same store and non multi family
Revenues	370	380	45,695	24,911
Operating Expenses	112	108	20,140	10,692
Non Same store and non multi NOI	258	272	25,555	14,219
Same Store Net Operating Income	$12,851	$12,177	$25,693	$25,738